EXHIBIT 10.8

2010 COOPER-STANDARD HOLDINGS INC. MANAGEMENT INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (this “Agreement”), is made effective as of the      day of     , 2010 (the “Date of Grant”), between Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and the individual whose name is set forth on the signature page hereof (the “Participant”):

R E C I T A L S:

WHEREAS, the Company has adopted the 2010 Cooper-Standard Holdings Inc. Management Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant the Restricted Shares provided for herein to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1. Definitions. Whenever the following terms are used in this Agreement, they shall have the meaning specified below unless the context clearly indicates to the contrary.

(a) “Deemed Warrant Factor” shall mean, as of the date of termination of the Participant’s Employment, (i) the number of Shares that would have been issued by the Company if the Warrants outstanding and unexercised as of such date were deemed exercised on a net exercise basis, based on the market value of such Shares as of such date, divided by (ii) the Total Warrant Amount.

(b) “Restricted Shares” shall mean the grant of Time Restricted Stock, Time Restricted Preferred Stock and Restricted Stock in Respect of Warrants described in Section 2.

(c) “Restricted Stock in Respect of Warrants” shall mean the grant pursuant to which the lapsing of Transfer Restrictions is governed by Section 4(b).

(d) “Time Restricted Stock” shall mean the grant of Restricted Stock pursuant to which the lapsing of Transfer Restrictions is governed by Section 4(a).

(e) “Time Restricted Preferred Stock” shall mean the grant of Restricted Preferred Stock pursuant to which the lapsing of Transfer Restrictions is governed by Section 4(a).

(f) “Total Warrant Amount” shall mean 2,419,753, as may be adjusted from time to time as provided in the Warrant Agreement dated as of May 27, 2010 between the Company and Computershare Inc. and Computershare Trust Company, N.A.

(g) “Transfer Restrictions” is defined in Section 3.

(h) “Warrant Factor” shall mean, at the time of each exercise of Warrants, (i) the number of Shares actually issued by the Company upon such exercise divided by (ii) the Total Warrant Amount.

2. Grants. The Company hereby grants to the Participant (i) [    ] Shares of Common Stock as Time Restricted Stock and [    ] Shares of Preferred Stock as Time Restricted Preferred Stock and (ii) [    ] Shares of Common Stock as Restricted Stock in Respect of Warrants on the terms and conditions set forth in this Agreement. The Participant’s rights with respect to the Restricted Shares will remain forfeitable at all times prior to the applicable Lapse Dates described in Section 4.

3. Restrictions on Transfer. Prior to the applicable Lapse Date, the Participant will not be entitled to sell, transfer, or otherwise dispose of or pledge or otherwise hypothecate or assign the Restricted Shares (collectively, the “Transfer Restrictions”); provided, however, that in no event will the Participant, after the applicable Lapse Date, be entitled to transfer, sell, pledge, hypothecate or assign the Shares of Restricted Stock except as provided for in a stockholders agreement, if any.

4. Lapsing of Restrictions.

(a) Time Restricted Stock and Time Restricted Preferred Stock.1

(i) Subject to Section 4(a) and the Participant’s continued Employment with the Company or its Affiliate, the Transfer Restrictions on the Shares of Time Restricted Stock and the Time Restricted Preferred Stock shall lapse, and such Shares shall no longer be subject to forfeiture, with respect to twenty-five percent (25%) of the Shares of the Time Restricted Stock and the Time Restricted Preferred Stock on each of the first four anniversaries of the Date of Grant (each such anniversary, a “Lapse Date”).

(ii) Notwithstanding the foregoing, in the event of a Change of Control while the Participant remains in Employment with the Company or its Affiliate, the Transfer Restrictions on the Shares of Time Restricted Stock and Time Restricted Preferred Stock shall lapse with respect to 50% of such Shares then outstanding and such Shares shall no longer be subject to forfeiture, and the Transfer Restrictions on the remaining 50% of such Shares shall lapse, and such Shares shall no longer be subject to forfeiture, in accordance with their terms as set forth in (i) above; provided, however, that upon termination of the Participant’s Employment by the Company and its Affiliates without Cause or by the Participant for Good Reason, in each case within two years after a Change of Control, the Transfer Restrictions shall immediately lapse with respect to the remaining outstanding Shares of the Time Restricted Stock and Time Restricted Preferred Stock and such Shares shall no longer be subject to forfeiture.

(b) Restricted Stock in Respect of Warrants. Subject to the Participant’s continued Employment with the Company or its Affiliate, the Transfer Restrictions shall lapse on the Restricted Stock in Respect of Warrants, and such Shares shall no

[1]	The CEO will have ratable vesting over three years rather than four.

longer be subject to forfeiture, on the later of the date on which (i) the Transfer Restrictions on the Time Restricted Stock lapse or (ii) any or all of the Warrants are exercised, in each case, in an amount determined based on the number of Shares issued upon the exercise of such Warrants, which shall be determined for each exercise of a Warrant by multiplying the Restricted Stock in Respect of Warrants by the Warrant Factor; provided that upon termination of the Participant’s Employment prior to full exercise or expiration of the Warrants, the Transfer Restrictions shall lapse on such Restricted Stock in Respect of Warrants, and such Shares shall no longer be subject to forfeiture, to the extent that the Transfer Restrictions have lapsed with respect to the Time Restricted Stock as of such date in accordance with their terms and in an amount determined by multiplying the Restricted Stock in Respect of Warrants by the Deemed Warrant Factor.

(c) Termination of Employment. Subject to the provisos in Sections 4(a)(ii) and 4(b), if the Participant’s Employment with the Company and its Affiliates terminates for any reason, the Restricted Shares shall, to the extent that the Transfer Restrictions have not yet lapsed, be canceled by the Company without consideration; provided that upon termination of the Participant’s Employment by the Company and its Affiliates without Cause, by the Participant for Good Reason, or due to the Participant’s death or Disability, any Transfer Restrictions that would have otherwise lapsed with respect to the Restricted Shares in the calendar year in which such termination occurs shall be deemed to have lapsed, and such Shares shall no longer be subject to forfeiture, as of the date of such termination.

5. Delivery of Restricted Shares. A stock certificate or certificates with respect to the Restricted Shares shall be delivered to the Participant as soon as practicable following the date on which the Transfer Restrictions on such Restricted Shares have lapsed, free of all restrictions hereunder; provided that the Committee may determine instead that the Restricted Shares shall be evidenced by book-entry registration. However, the Company shall not be liable to the Participant for damages relating to any delays in issuing any such certificates to the Participant, any loss of any such certificates, or any mistakes or errors in the issuance of such certificates or in such certificates themselves; provided that the Company shall correct any such errors caused by it. Any such certificate or certificates shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

6. Dividends and Voting Rights. Subject to Section 12, upon issuance of the Restricted Shares, the Participant shall generally have all of the rights of a stockholder with respect to the Restricted Shares, including, with respect to the Time Restricted Stock and Time Restricted Preferred Stock, the right to vote the Shares and, with respect to the Restricted Shares, the right to receive all dividends or other distributions paid or made with respect thereto; provided, however, that any such dividends or distributions shall be subject to the same Transfer Restrictions, forfeiture and vesting schedule as the Restricted Shares and shall not be paid to the

Participant unless and until such Transfer Restrictions lapse. Any such deferred dividends or distributions shall be credited during the deferral period with interest at a rate per annum as the Committee, in its discretion, may determine. Payment of any such deferred dividends or distributions, together with interest accrued thereon, shall be made upon the lapsing of the Transfer Restrictions on the Restricted Shares, and any such deferred dividends or distributions (together with any interest accrued thereon) shall be forfeited upon the forfeiture of such Restricted Shares.

7. No Right to Continued Employment. The granting of the Restricted Shares evidenced hereby and this Agreement shall impose no obligation on the Company or any of its Affiliates to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of the Participant.

8. Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company and its Affiliates shall have the right and are hereby authorized to withhold, any applicable withholding taxes in respect of the Restricted Shares or any transfer under or with respect to the Restricted Shares and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes.

9. Securities Laws. Upon the acquisition of any Shares pursuant to the Restricted Shares, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10. Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11. Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICTS OF LAWS.

12. Restricted Shares Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan, the Commitment Agreement and the Plan of Reorganization. The Restricted Shares are subject to the Plan. The terms and provisions of the Plan as they may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

COOPER-STANDARD HOLDINGS INC.

By:

Agreed and acknowledged as of the date first above written:

Participant:

Time Restricted Stock:                 Shares

Time Restricted Preferred Stock:                 Shares

Restricted Stock in Respect

            of Warrants:                                         Shares